Exhibit 10.1

FIRST AMENDMENT TO KAMAN CORPORATION

POST-2004 SUPPLEMENTAL EMPLOYEES’ RETIREMENT PLAN

WHEREAS, Kaman Corporation (“Kaman” or the “Company”) established the Kaman Corporation Post-2004 Supplemental Employees’ Retirement Plan on February 20, 2007, effective as of January 1, 2005 (the “Plan” or “SERP”);

WHEREAS, the U.S. Department of Treasury issued final regulations under Section 409A of the Internal Revenue Code, as amended (the “Code”) in April 2007;

WHEREAS, the Board had determined that it is desirable and appropriate to amend the SERP to reflect changes in the final regulations and to clarify the Plan in certain respects;

WHEREAS, Section 9.1 of the SERP permits the Board to amend the SERP at any time and from time to time; and

NOW THEREFORE, the SERP is hereby amended as follows effective January 1, 2005.

1.           By replacing paragraph (c) of Section 1.4 with the following:

“(c)           All references to “Section 409A” in the Plan shall refer to Section 409A of the Code, Notice 2006-79 (with respect to periods before January 1, 2008) and the final regulations issued under Section 409A (as applicable to periods after December 31, 2007).”

2.	By inserting the word “that” following the second occurrence of the word “amount” in Section 3.3.

3.           By replacing paragraph (a) of Section 5.2 with the following:

“(a)           A Participant who Retires on or at any time after meeting the requirements for “early retirement” under the Pension Plan shall receive his or her benefit under the Plan on the date that is the first business day after the date that is six months following the Participant’s Retirement.  Such benefit shall be paid with interest at the applicable federal rate under Section 1274 of the Code, determined as of the date of the Participant’s Retirement.”

4.           By replacing paragraph (b) of Section 5.2 with the following:

“(b)           A Participant who Separates from Service other than on account of Retirement or death shall receive his or her benefit under the Plan on the later of the date that (i) is the first business day after the date that is six months following the date the Participant Separates from Service and (ii) the Participant attains age 55.  Such benefit shall be paid with interest at the applicable federal rate under Section 1274 of the Code, determined as of the date the Participant Separates from Service.”

5.           By replacing paragraph (c)(ii) of Section 5.2 with the following:

“(ii)           If the Participant was not eligible to receive a benefit under the Plan on his or her date of death, the surviving Spouse (or, in the case of Mr. Garneau, his then current beneficiary under Section 10.3, if applicable) shall receive his or her benefit under the Plan on the first day of the month on or next following the date the Participant would have attained age 55 (if he or she had been living); provided, that if such surviving Spouse (or beneficiary) dies before the scheduled day for payment described above in this Section 5.2(c)(ii), a lump sum payment shall be made to the estate of such surviving Spouse (or beneficiary) as soon as administratively practicable (but not later than 60 days after the date of death) equal to the present value of the lump sum that would have been paid on such day using the interest rate described in Section 5.3(c) below as the present value discount rate.”

6.           By replacing the last paragraph of Section 5.2 with the following:

“If a Participant’s Spouse (or in the case of Mr. Garneau, his then current beneficiary under Section 10.3, if applicable) predeceases or dies simultaneously with the Participant, and the Participant has not previously received payment of benefits under Article 4, the benefits that would have been payable to the Participant’s Spouse (or in the case of Mr. Garneau, his then current beneficiary under Section 10.3, if applicable) under Section 5.2(c) as described above shall be payable to the Participant’s estate on the first day of the month next following such Participant’s death; provided, however, that if the Participant had not attained age 55 upon death, the amount payable under this paragraph shall be the present value of the lump sum amount that would have been paid under Section 5.2(c)(ii) on the first day of the month on or next following the date the Participant would have attained age 55 (if he or she had been living) using the interest rate described in Section 5.3(c) below as the present value discount rate.”

7.	By inserting the phrase “, determined as of the first day that the payment is so delayed” after the word “Code” in Section 5.6.

8.	By inserting the phrase “, determined as of the first day that such payment is deferred” after the word “Code” in Section 9.1.

EXCEPT AS AMENDED HEREIN, the terms of the SERP are confirmed and remain unchanged.

IN WITNESS WHEREOF, Kaman Corporation has caused this First Amendment to be executed on its behalf by its duly authorized officer this 27th day of February, 2008.
ATTEST:		KAMAN CORPORATION

/s/ Candace A. Clark	By:	/s/ Robert M. Garneau
Candace A. Clark		Robert M. Garneau
Senior Vice President, Chief Legal Officer and Secretary	Its:	Executive Vice President and Chief Financial Officer

Date: February 27, 2008